Exhibit 99.1

Polar Power Reports Second Quarter 2024 Financial Results

Swing to Quarterly Profit Led by Higher Net Sales

GARDENA, CA – August 14, 2024 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup, and solar hybrid DC power solutions, reports its financial results for the second quarter of 2024.

Q2 2024 Financial Highlights

●	Net sales were $4.6 million, a sequential improvement of 163% compared to $1.8 million in the first quarter of 2024, and compared to $5.6 million in the same period in 2023
●	The company’s gross margin improved to 39.3% compared to 26.4%, due in part to higher international sales
●	Operating expenses were $1.4 million, slightly lower compared to $1.6 million in the first quarter of 2024, and compared to $1.8 million in the same period in 2023
●	Net income was $501,000, or $0.03 per basic and diluted share, compared to a net loss of $(436,000), or $(0.03) per basic and diluted share in the same period in 2023
●	Working capital of $10.1 million as of June 30, 2024, including $15.8 million in inventory
●	Backlog at June 30, 2024 was $5.7 million, which includes $2.0 million in new bookings during the second quarter of 2024

Corporate Highlights:

●	Appointed Mike Field as new Director and Compensation Committee Chairman
●	Received approximately $3.0 million in tax refunds and Employee Retention Credits applied for in prior years

Arthur Sams, CEO of Polar Power, commented, “Our financial results in the second quarter are a welcome improvement over the first quarter of the year. We have seen a reversion to more normalized order levels from our top telco customers throughout the year, with more consistent bookings that started in the back half of 2023, leading to higher sales in the current quarter, and a backlog that remains above $5 million. A positive swing in the bottom line of approximately $2.6 million compared to the prior quarter resulted in a profit of roughly $500,000, which importantly marks our first profitable quarter in over two years.

“International sales represented approximately 20% of our second quarter revenues, highlighting a steady geographic diversification in our sales. Also, during the quarter, our gross margins improved due to utilization of inventory in products shipped to telecom customers, including both DC backup power systems and solar hybrid power systems to international customers in Asia and elsewhere. We believe increased revenues combined with utilization of inventory will provide improved profits as we continue to see market conditions improve in our core telecom market.”

“We also appointed a new director to our Board, Michael Field, and we welcome him to the team and look forward to benefitting from his sales, operational, and leadership experience,” concluded Mr. Sams.

About Polar Power, Inc.

Polar Power (NASDAQ: POLA) is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation and is a leading provider of DC advanced power and cooling systems, pioneering innovations across diverse industrial applications. Its product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, automotive, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Polar Power’s telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Its military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications. Its mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Its combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs. Polar Power’s micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Its commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that orders from its telecom customers will continue to materialize; Polar Power’s expectations that its planned investment in sales and marketing will accelerate sales growth, and managing operating expenses should enable both top- and bottom-line improvements throughout 2024 are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for its Summit Series, 27 kW DC generator product line; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. It undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

CoreIR

Peter Seltzberg, SVP Investor Relations and Corporate Advisory

+1 212-655-0924

ir@polarpowerinc.com

www.CoreIR.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,119	$549
Accounts receivable	2,310	1,676
Inventories	15,776	16,522
Prepaid expenses	387	455
Employee retention credit receivable	—	2,000
Income taxes receivable	—	787
Total current assets	19,592	21,989

Other assets:
Operating lease right-of-use assets, net	2,239	2,818
Property and equipment, net	241	344
Deposits	108	108

Total assets	$22,180	$25,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$597	$1,762
Customer deposits	1,469	1,618
Accrued liabilities and other current liabilities	1,156	1,151
Line of credit	4,683	4,238
Notes payable-related party, current portion	258	257
Notes payable, current portion	16	64
Operating lease liabilities, current portion	1,260	1,124

Total current liabilities	9,439	10,214

Operating lease liabilities, net of current portion	1,193	1,856

Total liabilities	10,632	12,070

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 17,579,089 shares issued and 17,561,612 shares outstanding on June 30, 2024, and December 31, 2023	2	2
Additional paid-in capital	38,886	38,886
Accumulated deficit	(27,300)	(25,659)
Treasury Stock, at cost (17,477 shares)	(40)	(40)
Total stockholders’ equity	11,548	13,189

Total liabilities and stockholders’ equity	$22,180	$25,259

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales	$4,660	$5,587	$6,434	$9,777
Cost of Sales	2,828	4,112	5,005	7,548
Gross profit	1,832	1,475	1,429	2,229

Operating Expenses
Sales and marketing	264	310	494	642
Research and development	195	338	415	684
General and administrative	913	1,137	2,040	2,248
Total operating expenses	1,372	1,785	2,949	3,574

Income (loss) from operations	460	(310)	(1,520)	(1,345)

Other income (expenses)
Interest expense and finance costs	(179)	(126)	(342)	(204)
Interest Income	220	—	221
Total other income (expenses), net	41	(126)	(121)	(204)

Net income (loss)	$501	$(436)	$(1,641)	$(1,549)

Net income (loss) per share – basic and diluted	$0.03	$(0.03)	$(0.09)	$(0.12)
Weighted average shares outstanding, basic and diluted	17,561,612	12,949,550	17,561,612	12,949,550

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,641)	$(1,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	121	226
Changes in operating assets and liabilities
Accounts receivable	(634)	(1,488)
Employee retention credit	2,000	—
Inventories	746	(2,229)
Prepaid expenses	68	1,579
Income tax receivable	787	—
Operating lease right-of-use asset	579	454
Accounts payable	(1,165)	1,199
Customer deposits	(149)	(591)
Accrued expenses and other current liabilities	5	11
Operating lease liability	(527)	(416)
Net cash provided by (used in) operating activities	190	(2,804)

Cash flows from investing activities:
Acquisition of property and equipment	(18)	(194)
Net cash used in investing activities	(18)	(194)

Cash flows from financing activities:
Proceeds from advances from credit facility	445	3,044
Proceeds from notes payable, related party	—	160
Repayment of notes payable	(47)	(125)
Net cash provided by financing activities	398	3,079

Increase in cash and cash equivalents	570	81
Cash and cash equivalents, beginning of period	549	211
Cash and cash equivalents, end of period	$1,119	$292